Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. UPDATES FOURTH QUARTER FISCAL 2011 GUIDANCE

New York, New York — January 12, 2012 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 540 retail stores, today updated its fourth quarter fiscal 2011 guidance based on the Company’s quarter-to-date performance and its expectations for the balance of the quarter.

Regarding its revised outlook for the fourth quarter of fiscal 2011, the Company provided the following information:

•                  Comparable store sales are expected to decline in the mid to high single-digit range.

•                  Gross margins are projected to decrease approximately 650 to 750 basis points versus last year reflecting significantly higher levels of promotional activity to drive traffic, increase sales, and liquidate non go-forward holiday inventory to ensure that inventories are well positioned entering the Spring season.

•                  Selling, general and administrative expenses remain well controlled and are expected to be down as compared to the prior year even after including approximately $2 million of non-cash impairment costs; however, as a percentage of net sales these expenses are expected to increase approximately 150 basis points compared to last year on lower comparable store sales.

•                  The Company expects net loss for the fourth quarter of fiscal 2011 to range between $11 million and $13 million.

•                  Total year-end inventories are projected to decrease significantly from the Company’s previous expectations and are now expected to be up slightly versus last year reflecting a significant reduction in clearance inventory offset by increases in goods in-transit to support early Spring selling.  On-hand inventory is expected to be down in the double digit range as a result of significantly less clearance goods versus last year.

•                  The Company expects to end fiscal 2011 with no borrowings and cash-on-hand in excess of $45 million.

Gregory Scott, New York & Company’s CEO, stated:  “Clearly we are disappointed with our performance quarter-to-date.  Our strategy to rationalize our promotional cadence which resulted in a higher average dollar sale throughout fiscal 2011, did not prove to be successful during the holiday season.  Due to the highly promotional environment, we found it necessary to increase our promotional efforts in December to drive sales and to ensure a healthy inventory position at quarter end — this came at the expense of margins.  Going forward, we are making a strategic shift in our promotional cadence during key selling periods throughout the year to better convey our value proposition.  This enhanced strategy will be supported by key merchandising and marketing initiatives that are aligned to better accommodate the competitive nature of our business and to improve our profitability.  While we would have liked to see stronger results in fiscal 2011, we believe these enhancements to our strategies will enable us to deliver an improved performance in 2012.  Our eCommerce business and outlet businesses continue to grow and we look forward to expanding our outlet channel with 15 to 20 new locations opening in fiscal 2012.”

Comments regarding the Company’s fourth quarter fiscal 2011 guidance will be provided in a pre-recorded telephone message, which will be available from 4:30 p.m. ET on Thursday, January 12, 2012 until 4:30 p.m. ET on Thursday, January 19, 2012. The toll-free, dial-in number for the replay is (877) 870-5176, replay pin number 120112.

About New York & Company, Inc.

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile—all at an amazing value. The Company’s proprietary branded New York & Company ® merchandise is sold exclusively through its national network of retail stores and eCommerce store at www.nyandcompany.com. The Company currently operates 540 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Media: Kristina Jorge

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.